Exhibit 10.1

A Leading Manufacturer of Protective Materials for High Reliability Applications	Global Operations Center 295 University Avenue Westwood, MA 02324 Phone: 781.332.0700 Fax: 781.332.0701 www.chasecorp.com

January 28, 2021

Michael J. Bourque

Dear Mike,

It is with great pleasure that we extend to you an offer of employment with Chase Corporation as Treasurer and Chief Financial Officer in our Westwood office. Your start date will be mutually agreed to on or about February 2, 2021 pending a vote by our Board of Directors.

This position is an exempt position reporting to Adam Chase, President & CEO. The details of the offer are outlined below:

Base Salary	$310,000
Auto Allowance	$12,000	$1,000/mo paid in first paycheck of month
Financial Planning	$5,000	Reimbursement
Total Pay	$327,000
Cash Bonus at Target	$186,000	60% of base
Target Total Cash	$513,000
LTIP at Target	$186,000	60% of base
Target Total Direct Compensation	$699,000

Other Benefits:

Executive Life Insurance at three times your annual salary

18 days PTO per calendar year

13 Paid holidays

Severance in the event of a change in control

Eligibility for the Executive Non-Qualified Deferred Savings Plan

Your base salary will be reviewed annually. Any increase, if awarded, will be effective on September 1, 2021 after the completion of a formal performance evaluation. Your salary and performance will be reviewed on an annual basis thereafter.

We offer a comprehensive benefits package which will be reviewed during your new hire orientation. This offer is contingent upon a successful background check and your execution of an Employee Confidentiality, Non-Competition, Non-Solicitation, Patents and Inventions Agreement.

Bourque Offer

This offer is not a contract and supersedes any previous offer or representation. Your employment with Chase Corporation will be “at will”.

We look forward to you joining the team and supporting the growing Chase Corporation businesses. We are confident that your past experience and expertise will provide a solid foundation for our mutual benefit.

Please indicate your acceptance of this offer by signing below.

Yours truly,

Paula Eckel

Vice President, Human Resources

Accepted: Michael J. Bourque ___________________________ Date: ______________